Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-283736 on Form S-8 of Farmers & Merchants Bancorp of our report dated March 14, 2025 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K as of and for the year ended December 31, 2024.

/s/ Crowe LLP

Sacramento, California
March 14, 2025